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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 000-16288

                                  HALIS, INC.
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             (Exact name of registrant as specified in its charter)

                            1100 JOHNSON FERRY ROAD
                                   SUITE 670
                            ATLANTA, GEORGIA 30042
                                (404) 364-1871
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.01 par value
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [x]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: None; Pursuant to a merger of Registrant with and into HealthWatch Merger Sub, Inc., a wholly-owned subsidiary of HealthWatch, Inc. (NASDAQ:HEAL)


     Pursuant to the requirements of the Securities Exchange Act of 1934, Halis, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                     HALIS, INC.


Date: June 13, 2001                  /s/ Paul W. Harrison
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                                     Paul W. Harrison,
                                     Chairman and Chief Executive Officer